UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2012

EAST COAST DIVERSIFIED CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50356	55-0840109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Franklin Court, Suite H Marietta, Georgia 30067
(Address of Principal Executive Offices)

(770) 953-4184

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 25, 2012, EarthSearch Communications International, Inc., a majority owned subsidiary of East Coast Diversified Corporation (the “Company”), entered into a Master Distributor Licensing Agreement (the “Agreement”) with JSC KomteleCom-T (the “Distributor”). The Agreement is for a period of five (5) years from May 25, 2012 (the “Term”) and will continue on a “month-to-month” basis thereafter until renewed or canceled by either party upon thirty (30) days prior written notice.

Pursuant to the Agreement, the Distributor has the sole and exclusive right to sell, distribute, and sub-license all of the Company’s GPS, RFID, Warehouse and other logistics services and products developed and offered by the Company in the Russian Federation.

The Agreement provides that the Distributor will purchase the Company’s hardware, Global Asset Tracking ID System (“GATIS”) and other services at their respective prices. The first year minimum product purchase commitment will be two hundred and fifty thousand United States dollars (US$250,000) plus services and other development costs. Upon completion of local certification, commencing on the second anniversary of the execution of the Agreement through the end of the Term, the minimum annual product purchase commitment increases to one million United States dollars (US$1,000,000) per year plus services and other fees. In addition, the Distributor must commence payment of $125,000 due to the Company for the GATIS software delivered in February 2012. Initial payment of twenty five thousand United States (US$25,000) was made upon execution of the Agreement, and two additional payments of fifty thousand United States dollars (US$50,000) are due in 30 days and 60 days respectively.

The above description of the Agreement does not purport to be complete and is qualified in its entity and incorporated by reference to such document as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Master Distributor Licensing Agreement by and between the Company and JSC KomteleCom-T, dated May 25, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 11, 2012	EAST COAST DIVERSIFIED CORPORATION

	By:	/s/ Kayode Aladesuyi
Name: Kayode Aladesuyi
Title: Chief Executive Officer

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